Exhibit 3.1

EXHIBIT B

Dated

(1)       MAIDEN HOLDINGS, LTD.

(2)       RANGER BERMUDA MERGER SUB LTD

MERGER AGREEMENT

In respect of the merger of Maiden Holdings, Ltd. and Ranger Bermuda Merger Sub Ltd

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

THIS MERGER AGREEMENT is dated	,____

PARTIES

(1)	MAIDEN HOLDINGS, LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street Hamilton, Pembroke, HM11, Bermuda (Parent); and

(2)	RANGER BERMUDA MERGER SUB LTD, an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street Hamilton, Pembroke, HM11, Bermuda (Merger Sub Ltd.).

BACKGROUND

(A)	Merger Sub Ltd. is a direct wholly owned subsidiary of Ranger U.S. Newco LLC (US NewCo), a Delaware limited liability company taxed as a corporation.

(B)	Pursuant to a Combination Agreement by and among Kestrel Group LLC, a Delaware limited liability company (Company), all of the equityholders of the Company (Company Equityholders), Parent, US NewCo, Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares (Bermuda NewCo), Merger Sub Ltd. and Ranger Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of Bermuda NewCo, dated as of December 29, 2024 (Combination Agreement), and subject to the terms and conditions set forth therein, Parent and Merger Sub Ltd. have agreed to merge (First Merger) pursuant to the provisions of Section 105 of the Companies Act 1981 of Bermuda, as amended (Companies Act) with Parent as the surviving company (First Surviving Company).

(C)	This Agreement is the Statutory Merger Agreement referred to in the Combination Agreement.

AGREED TERMS

1.	Definitions

Unless otherwise defined herein, capitalised terms have the same meaning as used and defined in the Combination Agreement.

2.	Effectiveness of Merger

2.1	The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Combination Agreement and in accordance with the Companies Act, at the First Merger Effective Time, Merger Sub Ltd. shall be merged with and into Parent, the separate corporate existence of Merger Sub Ltd. shall thereupon cease, with Parent surviving such First Merger and continuing as the First Surviving Company.

2.2	The First Surviving Company will continue to be a Bermuda exempted company limited by shares under the conditions of this Agreement and the Combination Agreement.

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2.3	The First Merger shall be conditional on the satisfaction or waiver, on or before the Closing Date, of each of the conditions to the First Merger identified in Article VIII of the Combination Agreement, in each case by the parties expressly identified therein.

2.4	The First Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

2.5	Pursuant to Section 2.03(b) of the Combination Agreement, the parties to this Agreement have agreed to request that the Registrar of Companies in Bermuda provides in the Certificate of Merger that the First Merger Effective Time will be 10:00 a.m., Bermuda time (or such other time agreed in accordance with the Combination Agreement by the Company and Parent), on the Closing Date, but in all cases the First Merger Effective Time shall occur after the Company Contribution Effective Time.

3.	Name of Surviving Company

The First Surviving Company shall continue to be named “Maiden Holdings, Ltd.”.

4.	Memorandum of Association

The memorandum of association of the First Surviving Company shall be in the form of the memorandum of association of Merger Sub Ltd. immediately prior to the First Merger Effective Time, which is set forth in Exhibit A to this Agreement.

5.	Bye-Laws

The bye-laws of the First Surviving Company shall be in the form of the bye-laws of Merger Sub Ltd. immediately prior to the First Merger Effective Time, which are set forth in Exhibit B to this Agreement.

6.	Directors

The directors of Merger Sub Ltd. in office immediately prior to the First Merger Effective Time (whose names and addresses are set out below) shall be the directors of the First Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Companies Act and the bye-laws of the First Surviving Company:

NAME	ADDRESS
[Name]	[Address]
[Name]	[Address]
[Name]	[Address]
[Name]	[Address]

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7.	Effect of FIRST Merger on Share Capital

7.1	At the First Merger Effective Time, by virtue of the occurrence of the First Merger and without any action on the part of any party, or any holder of Parent Shares or Merger Sub Ltd. Shares:

(a)	each Merger Sub Ltd. Share issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the First Surviving Company;

(b)	each Parent Share owned by Parent as treasury shares and each Parent Share issued and outstanding immediately prior to the First Merger Effective Time and owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the First Merger Effective Time shall be automatically canceled and cease to exist and be outstanding and no consideration shall be delivered in exchange therefor. Each Parent Share owned by a Subsidiary of Parent shall be converted into the First Merger Consideration as contemplated by Section 3.01(c) of the Combination Agreement and Section 7.1(c) of this Agreement; and

(c)	subject to Sections 7.1(b) and 7.4 of this Agreement, each Parent Share issued and outstanding immediately prior to the First Merger Effective Time, other than any Parent Share that is subject to any Parent Award, shall be automatically canceled and converted into and shall thereafter represent the right to receive an issuance from US NewCo of one (1) duly authorized, validly issued, fully paid and nonassessable US NewCo Interest (First Merger Consideration). Subject to Section 7.4, as of the First Merger Effective Time, each such Parent Share shall no longer be issued and outstanding and shall be automatically canceled and cease to exist, and each holder of a certificate that immediately prior to the First Merger Effective Time evidenced one or more Parent Shares (each, a Parent Share Certificate) or uncertificated Parent Shares represented by a book-entry that immediately prior to the First Merger Effective Time evidenced one or more Parent Shares (each, a Parent Book-Entry Share) shall cease to have any rights with respect thereto, except the right to receive the First Merger Consideration pertaining to the Parent Shares represented by such Parent Share Certificate or Parent Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.05(a) of the Combination Agreement.

7.2	Parent confirms that, as at the date of this Agreement, it has no fractional shares issued or outstanding, it shall not issue any fractional shares at any time prior to the First Merger Effective Time and no fractional shares shall be issued as part of any conversion of shares as contemplated at Section 7.1(c) above.

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7.3	At the First Merger Effective Time, by virtue of the First Merger, and without any action on the part of the parties, the holders of each Parent Award or any other Person: (i) each Parent Option that is outstanding immediately prior to the First Merger Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Parent Shares and shall be converted automatically into an option to purchase US NewCo Interests (US NewCo Option), on substantially the same terms and conditions, including vesting schedule and per share exercise price, as applied to such Parent Option immediately prior to the First Merger Effective Time, and (ii) each Parent Restricted Share that is outstanding immediately prior to the First Merger Effective Time, whether or not then vested, shall cease to represent a Parent Share and shall be converted automatically into a US NewCo Interest that is unvested and/or subject to a risk of forfeiture (US NewCo Restricted Share), on substantially the same terms and conditions (including vesting schedule) as applied to such Parent Restricted Share immediately prior to the First Merger Effective Time.

7.4	At the First Merger Effective Time, all Dissenting Shares shall be automatically canceled and, unless otherwise required by applicable Law, converted into the right to receive the First Merger Consideration pursuant to Section 7.1(c) of this Agreement. Any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (Appraised Fair Value) exceeds the First Merger Consideration, be entitled to receive such excess amount from the First Surviving Company by payment made within one (1) month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

8.	Settlement of FIRST Merger Consideration

Promptly after the First Merger Effective Time the exchange procedures identified in Section 3.05 of the Combination Agreement shall be implemented.

9.	Miscellaneous

9.1	Waiver

The waiver provisions set out in Section 10.03 of the Combination Agreement shall apply to this Agreement mutatis mutandis.

9.2	Entire Agreement

Except as set out in the Combination Agreement, this Agreement and any documents referred to in this Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Combination Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the Combination Agreement, the Combination Agreement shall prevail.

9.3	Execution in Counterparts

This Agreement may be executed in counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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10.	Notices

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed if such confirmation is requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

10.1	If to Parent, to:

Maiden Holdings, Ltd.

94 Pitts Bay Road, Pembroke, Bermuda HM08

Attention:	Patrick J. Haveron
Lawrence Metz

Email:	phaveron@maiden.bm
lmetz@maiden.bm

10.2	If to Merger Sub Ltd., to:

Ranger Bermuda Merger Sub Ltd

94 Pitts Bay Road, Pembroke, Bermuda HM08

Attention:	Patrick J. Haveron
Lawrence Metz

Email:	phaveron@maiden.bm
lmetz@maiden.bm

or such other address or email address as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.	Governing Law

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceeding (Proceedings) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as a deed on the date stated at the beginning of it.

EXECUTED as a DEED	)
by [Name of Authorised Signatory] ,	)
authorised signatory for Maiden	)
Holdings, Ltd.	)
)

in the presence of:

Name:
[Name of witness]

EXECUTED as a DEED	)
by [Name of Authorised Signatory] ,	)
authorised signatory for Ranger	)
Bermuda Merger Sub Ltd	)
)

in the presence of:

Name:
[Name of witness]

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